Schedule A

List of Portfolios

HIMCO Variable Insurance Trust
ON BEHALF OF:

HIMCO VIT Index Fund

HIMCO VIT Portfolio Diversifier Fund

HIMCO VIT American Funds Asset Allocation Fund

HIMCO VIT American Funds Blue Chip Income & Growth Fund

HIMCO VIT American Funds Bond Fund

HIMCO VIT American Funds Global Bond Fund

HIMCO VIT American Funds Global Growth & Income Fund

HIMCO VIT American Funds Global Growth Fund

HIMCO VIT American Funds Global Small Capitalization Fund

HIMCO VIT American Funds Growth Fund

HIMCO VIT American Funds Growth-Income Fund

HIMCO VIT American Funds International Fund

HIMCO VIT American Funds New World Fund

Last updated April 30, 2017

Schedule B

Fees

As compensation for the services rendered by the Adviser, each Portfolio shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly based upon the following annual rates calculated based on the average daily net asset value of the applicable Portfolio:

HIMCO VIT Index Fund

Average Daily Net Assets	Annual Rate

First $2 Billion	0.30%
Next $3 Billion	0.20%
Next $5 Billion	0.18%
Amount Over $10 Billion	0.17%

HIMCO VIT Portfolio Diversifier Fund

Average Daily Net Assets	Annual Rate

First $500 Million	0.60%
Next $500 Million	0.55%
Next $4 Billion	0.50%
Next $5 Billion	0.48%
Amount Over $10 Billion	0.47%

Portfolio	Annual Rate
HIMCO VIT American Funds Asset Allocation Fund	0.65%
HIMCO VIT American Funds Blue Chip Income & Growth Fund	0.75%
HIMCO VIT American Funds Bond Fund	0.50%
HIMCO VIT American Funds Global Bond Fund	0.75%
HIMCO VIT American Funds Global Growth & Income Fund	0.80%
HIMCO VIT American Funds Global Growth Fund	1.00%
HIMCO VIT American Funds Global Small Cap Fund	0.80%
HIMCO VIT American Funds Growth Fund	0.75%
HIMCO VIT American Funds Growth-Income Fund	0.70%
HIMCO VIT American Funds International Fund	0.85%
HIMCO VIT American Funds New World Fund	1.10%

Last updated April 30, 2017